Exhibit 99.4

EAST RIVER BANK	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EAST RIVER BANK FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON _____ ___, 2016 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints _______________ and ______________, and each of them, with full powers of substitution, as proxies, to vote the shares of common stock of East River Bank held of record by the undersigned at the Special Meeting of Shareholders to be held at the ________________________________________________________________________, on ____ __, 2016, at ___:00 a.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.	Proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 4, 2016 (the "merger agreement"), by and between DNB Financial Corporation ("DNB") and East River Bank, which, among other matters, provides for: (i) the merger of East River Bank with and into DNB First, N.A., a wholly owned subsidiary of DNB, with DNB First, N.A., as the surviving entity, and (ii) upon consummation of the merger, the exchange of each outstanding share of East River Bank common stock (other than shares the holders of which perfect dissenters' rights of appraisal), subject to the election, proration and adjustment procedures provided in the merger agreement, for 0.6562 of a share of DNB common stock or $18.65 in cash.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption and approval of the merger agreement.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

(Please sign on reverse side.)

The Board of Directors recommends that you vote FOR adoption and approval of the merger agreement, and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption and approval of the merger agreement.  You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.  This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of East River Bank will be voted as specified.  If you return a signed proxy but no specification is made, shares will be voted FOR adoption and approval of the merger agreement, and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption and approval of the merger agreement, and otherwise at the discretion of the proxies.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of East River Bank, called for ____ __, 2016, and the accompanying Joint Proxy Statement/Prospectus prior to the signing of this Proxy.

Please be sure to sign and date this Proxy below.

Date:__________________________________

______________________________________________________________________________
Stockholder sign above            --             co-holder (if any) sign above.

EAST RIVER BANK

Please sign this Proxy exactly as your name(s) appear(s) on this Proxy.  When signing in a representative capacity, please give title.  When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY
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